Exhibit 99.1

ZAYO COMPLETES PURCHASE OF FIRST TELECOM SERVICES

Acquisition of Dark Fiber and Wavelength Business with Unique Fiber Footprint

LOUISVILLE, CO – December 17, 2012 – Zayo Group, LLC announced today that it has completed its previously announced purchase of First Telecom Services, LLC (FTS), a provider of bandwidth infrastructure services throughout the Northeastern and Midwestern United States, for a price of $110 million. Zayo purchased FTS from its parent First Communications, Inc., which remains an independent competitive local exchange carrier (CLEC) primarily serving the small to medium enterprise market.

FTS manages a network of over 8,000 route miles of fiber and approximately 500 on-net buildings. It is focused on providing dark fiber and wavelength services across its 11 state footprint, with the highest concentration of network and revenue in Pennsylvania and Ohio. FTS’ customers are primarily other telecommunications carriers, which leverage this unique footprint. FTS also has a strong network and commercial relationship with FirstEnergy Corp., which is one of the largest diversified electric companies in the U.S.

The acquisition brings new fiber routes to a broader footprint and provides Zayo with ownership of fiber routes it had previously operated via long term indefeasible right of usage agreements.

“FTS strengthens Zayo’s business both from a revenue and asset perspective,” says Dan Caruso, President and CEO of Zayo Group. “In addition to important new customer relationships with First Communications and FirstEnergy, the acquisition provides new network reach that will further strengthen our ability to build end-to-end solutions for our customers in the Northeastern United States.”

The transaction was funded with cash on hand. The Bank Street Group LLC served as exclusive financial advisor to FTS in connection with this transaction.

About Zayo Group

Based in Louisville, Colo., privately owned Zayo Group (www.zayo.com) is an international provider of fiber-based Bandwidth Infrastructure services and carrier-neutral colocation and interconnection services. Zayo serves wireline and wireless carriers, data centers, Internet content and services companies, high bandwidth enterprises, and federal, state and local government agencies. Zayo provides these services over metro, regional, national, international and fiber-to-the-tower networks which include 67,000 route miles, serving 45 states and Washington, D.C. Its network serves over 10,000 on-net buildings, including over 500 data centers and nearly 2,700 cell towers. Zayo’s colocation assets include approximately 140,000 billable square feet of interconnect-focused colocation space.

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